Exhibit 3.3

CERTIFICATE OF AMALGAMATION

Certificat de fusion

CANADA BUSINESS CORPORATION ACT
Loi regissant les societes par actions de regime federal

INTERTAPE POLYMER GROUP INC.	295104-5
LE GROUPE INTERTAPE POLYMER INC.
Name of corporation - Denomination de la societe	Corporation number - Numero de la societe

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.	Je certifie que la societe susmentionnee est issue d’une fusion, en vertu de l’articleof the 185 de la Loi regissant les societes par actions de regime federal, des societes don’t les denominations apparaissent dans les statuts de fusion ci-joints.

Director - Directeur	Date of Amalgamation - Date de fusion

CANADA BUSINESS

CORPORATIONS ACT

FORM 9

ARTICLES OF AMALGAMATION

(SECTION 185)

1 -	Name of Amalgamated Corporation

INTERTAPE POLYMER GROUP INC.

LE GROUPE INTERTAPE POLYMER INC.

2 -	The place within Canada where the registered office is to be situated

Metropolitan Region of Montreal, Province of Quebec

3 -	The classes and any maximum number of shares that the Corporation is authorized to issue

Unlimited number of common shares; and

Unlimited number of Class A preferred shares, issuable in series.

I.	The common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation.

(b)	The holders of the common shares shall be entitled to receive during each year, as and when declared by the board of directors, dividends payable in money, property or by the issue of fully paid shares of the capital of the Corporation.

(c)	In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the common shares shall be entitled to receive the remaining property of the Corporation.

II.	The Class A preferred shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	The directors of the Corporation may at any time and from time to time, issue the class A preferred shares in one (1) or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the directors;

(b)	The directors of the Corporation may (subject as hereinafter provided) from time to time fix, before issuance, the designation, rights, restrictions,

conditions and limitations to attach to the class A preferred shares of each series including, without limiting the generality of the foregoing, the rate, amount or method of calculation of preferential dividends, whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the redemption price and terms and conditions of redemption, the rights of retraction, if any, vested in the holders of class A preferred shares of such series, and the prices and the other terms and conditions of any rights of retraction, and whether any additional rights of retraction may be vested in such holders in the future, voting rights and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the class A preferred shares of such series, the whole subject to the issue by the Director, Corporations Branch, of the Department, of Consumer and Corporate Affairs, of a certificate of amendment in respect of articles of amendment in the prescribed form to designate a series of shares;

(c)	The class A preferred shares shall be entitled to preference over the common shares of the Corporation and any other shares of the Corporation ranking junior to the class A preferred shares with respect to the payment of dividends, and may also be given such other preferences over the common shares of the Corporation and any other shares of the Corporation ranking junior to the class A preferred shares, as may be fixed by the directors of the Corporation, as to the respective series authorized to be issued;

(d)	The class A preferred shares of each series shall rank on a parity with the class A preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary;

(e)	In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the class A preferred shares shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of the common shares or any other shares of the Corporation ranking junior to the class A preferred shares, be entitled to receive (i) an amount equal to the amount paid-up on such shares together with, in the case of cumulative class A preferred shares, all unpaid cumulative dividends (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid-up to and including the date of distribution) and, in the case of non-cumulative class A preferred shares, all declared and unpaid non-cumulative dividends, and (ii) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said class A preferred shares respectively if they had been called for redemption by the Corporation on the date of distribution and, if said class* A preferred shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said class A preferred shares respectively;

(f)	No dividends shall at any time be declared or paid on or set apart for payment on Any shares of the Corporation ranking junior to the class A preferred shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of class A preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the class A preferred shares, nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the class A preferred shares (less than the total amount then outstanding) or any shares of the Corporation ranking junior to the class A preferred shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the class A preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment;

(g)	The class A preferred shares of any series may be purchased for cancellation or made subject to redemption by the Corporation at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the class A preferred shares of such series as set forth in the resolution of the board of directors of the Corporation and certificate of amendment relating to such series; and

(h)	The provisions of paragraph II. (a) to (g), inclusive, and of the articles of amendment referred to in paragraph II. (b) hereof and of this paragraph (h) may be deleted or varied in whole or in part by a certificate of amendment, but only with the prior approval of the holders of the class A preferred shares, given as hereinafter specified, in addition to any other approval required by the Canada Business Corporations Act (or any other statutory provision of the like or similar effect, from time to time in force). The approval of the holders of the class A preferred shares with respect to any and all matters hereinbefore referred to, may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the class A preferred shares duly called for that purpose and held upon at least twenty-one (21) days notice at which the holders of a majority of the outstanding class A preferred shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding class A preferred shares are not present or represented by proxy within thirty (30)

minutes after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than thirty (30) days later and to such time and place as may be appointed by the chairman and not less than twenty-one (21) days notice shall be given of such adjourned meeting but it shall not be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of class A preferred shares, present or represented by proxy, may transact the business for which the meeting was originally called and a resolution passed thereat by not less then two-thirds (2/3) of the votes cast at such adjourned meeting, shall constitute the authorization of the holders of the class A preferred shares referred to above. The formalities to be observed in respect of the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting, every holder of class A preferred shares shall be entitled to one (1) vote in respect of each class A preferred share held.

4 -	Restrictions if any on share transfers

None.

5 -	Number (or minimum and maximum number) of directors

A minimum number of three (3) and a maximum number of eleven (11) .

6 -	Restrictions if any on business the Corporation may carry on

None.

7 -	Other provisions if any

I.	The directors of the Corporation may, when deemed expedient:

(a)	borrow money upon the credit of the Corporation;

(b)	issue debentures or other securities of the Corporation, and pledge or sell the same for such sums and at such prices as may be deemed expedient;

(c)	notwithstanding the provisions of the Civil Code, hypothecate, mortgage or pledge the moveable or immoveable property, present or future, of the Corporation, to secure . any such debentures, or other securities, or give part only of such guarantee for such purposes; and constitute the hypothec, mortgage or pledge above mentioned, by trust deed, in accordance with sections 28 and 29 of the Special Corporate Powers Act (chapter P-16), or in any other manner; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any moveable or personal immoveable or real or other property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The directors may, by resolution or by-law, provide for the delegation of such powers by the directors to such officers or directors of the Corporation to such extent and in such manner as may be set out in the resolution or by-law, as the case may be.

II.	The share capital of INTERTAPE POLYMER GROUP INC. - LE GROWN INTERTAPE POLYMER INC. and EBAC HOLDINGS INC. - PLACEMENTS EBAC INC. shall be converted into the share capital of the amalgamated corporation; and

(a)	six million nine hundred and twenty thousand five hundred and ninety-seven (6,920,597) issued and fully paid common shares of the capital of INTERTAPE POLYMER GROUP INC. - LE GROUPE INTERTAPE POLYMER INC. held by shareholders other than EBAC HOLDINGS INC. - PLACEMENTS EBAC INC. shall be converted share for share into six million nine hundred and twenty thousand five hundred and ninety-seven (6,920,597) issued and fully paid common shares of the amalgamated corporation; and

(b)	the three million two hundred and thirty-one thousand four hundred and twenty-one (3,231,421) issued and fully paid common shares of the capital of INTERTAPE POLYMER GROUP INC. - LE GROUPE INTERTAPE POLYMER INC. held by EBAC HOLDINGS INC. - PLACEMENTS EBAC INC. shall be cancelled without any repayment of capital in respect thereof.

(c)	the three million two hundred and thirty-one thousand four hundred and twenty-one (3,231,421) issued and fully paid common shares of the capital of EBAC HOLDINGS INC. - PLACEMENTS EBAC INC. shall be converted share for share into three million two hundred and thirty-one thousand four hundred and twenty-one (3,231,421) issued and fully paid common shares of the amalgamated corporation.

8. -	The amalgamation agreement has been approved by special resolutions of shareholders of the amalgamating corporations listed in item 10 below in accordance with Section 183 of the Canada Business Corporations Act.

9. -	Name of the amalgamating corporation the by-laws of which are to be the by-laws of the amalgamated corporation.

INTERTAPE POLYMER GROUP INC. -

LE GROUPE INTERTAPE POLYMER INC.

10. -	Name of Amalgamating Corporations

(a)	INTERTAPE POLYMER GROUP INC.-

LE GROUPE INTERTAPE POLYMER INC.

(b)	EBAC HOLDINGS INC.

PLACEMENTS EBAC INC.

Corporation Nos.

(a)	255724-0
(b)	291488-3

Date: August 30, 1993	(a) Signature

Melbourne F. Yul1
Director, President and
Chief Executive Officer

Description of Office

Date August 30 1993	(b) Signature

Christopher J. Winn
Director

Description of Office

FOR DEPARTMENTAL USE ONLY

CORPORATION NO.	FILED

295104-5	SEP 1 1993